Exhibit 19.1

LEMAITRE VASCULAR, INC.

INSIDER TRADING PROCEDURES

SECTION I.	PURPOSE

It is generally illegal for any director, officer or employee of LeMaitre Vascular, Inc. or its subsidiaries (the “Company”), or any consultant to the Company, to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer or employee of or consultant to the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. In order to comply with federal and state securities laws governing insider trading, the Company has adopted an insider trading policy which consists of: (i) a Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Statement”) distributed to all directors, officers and employees of and consultants to the Company and consultants to the Company, and (ii) these Insider Trading Procedures (the “Insider Trading Procedures”) governing securities trading by directors, officers, employees and consultants who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (“Insiders”).

SECTION II.	SCOPE

These Insider Trading Procedures regulate securities trades by: (i) Insiders; (ii) an Insider’s spouse, child, parent, sibling or other family member living in the same household; (iii) all persons who execute trades on behalf of Insiders; and (iv) investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which Insiders have the ability to influence or direct investment decisions concerning securities (the persons and entities covered by clauses (ii) through (iv) above are hereinafter referred to as “Affiliated Persons”). Insiders are responsible for ensuring compliance with these Insider Trading Procedures and the Insider Trading Statement by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Insider Trading Procedures refer collectively to Insiders and their Affiliated Persons.

These Insider Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock (as described in more detail in Section VI.F.), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange‑traded options or other derivative securities.

In addition to the Insider Trading Statement, these Insider Trading Procedures will be delivered to all Insiders upon their adoption by the Board of Directors and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Insider Trading Procedures, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the terms of these Insider Trading Procedures and the Insider Trading Statement. Such Insider shall return the acknowledgment attached hereto within ten (10) days of receipt to:

Legal Department

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, MA 01803

This acknowledgment will constitute consent for the Company to impose sanctions for violation of its insider trading policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance with these Insider Trading Procedures and the Insider Trading Statement. As discussed in Section VII.B., sanctions for individuals employed by the Company also may include demotion or other disciplinary actions, including termination of employment or consultancy, as applicable, if the Company believes these Insider Trading Procedures or the Insider Trading Statement has been violated. Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Insider Trading Procedures and the Insider Trading Statement. For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Insider Trading Procedures and the Insider Trading Statement when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer (as defined in Section V) or his or her designee unless the Insider objects in a written statement received by the Compliance Officer within two (2) business days of such delivery.

SECTION III.	INSIDERS AND INSIDER TRADING

Persons who in the ordinary course of performing their duties have access to material, nonpublic information regarding the Company, including, without limitation, the directors, officers and certain employees of the Company or any of its subsidiaries, are deemed to be Insiders. All Insiders must obtain prior approval of all of their trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section VI.D. below.

Please see the Insider Trading Statement for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for guidance. Remember: Insiders must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section VI.D. even if they are not aware of any material, nonpublic information.

SECTION IV.	COMPLIANCE WITH THE INSIDER TRADING STATEMENT

No Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan. This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window.

SECTION V.	INSIDER TRADING COMPLIANCE OFFICER

The Company has designated the senior member of the Legal Department as its insider trading compliance officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section VI.D. The Compliance Officer may, from time to time, notify the Insiders that the “trading window” (as described in Section VI.C.) is closed because of the existence of material, nonpublic information. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from the Chief Executive Officer.

SECTION VI.	SPECIAL TRADING RESTRICTIONS AND PROCEDURES

A.	PROHIBITED ACTIVITIES

Please see the Insider Trading Statement for a description of prohibited activities applicable to all directors, officers and employees of the Company, including Insiders. For a discussion of special trading restrictions applicable only to Insiders, please see Section VI.B. immediately below.

B.	SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

1.        No Trading Except During Windows. No Insider may trade in Company securities outside of the applicable “trading windows” as described in Section VI.C. except as specifically permitted hereafter.

2.        No Trading During Retirement Plan Blackout Periods. If and for so long as the Company permits its securities to be held in any of its retirement plans, no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted hereafter. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advanced notice of any such blackout period from the Compliance Officer or his or her designee.

3.        All Trades Must be Pre-cleared by the Compliance Officer. No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.D.

4.        No Short Sales or Purchases or Sales of Derivative Securities. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”). Also, no Insider may buy or sell puts, calls or other derivative securities of the Company at any time.

5.        No Purchases on Margin. No Insider may hold Company securities in a margin account.

6.        No Pledges. Insiders may pledge Company securities as collateral for a loan during quarterly trading windows provided, that the pledge has been previously disclosed to the Corporate Governance Committee of the Board of Directors in writing at least one (1) week prior to the proposed execution of documents evidencing the proposed pledge. No Insider may pledge Company securities as collateral for a loan during a period when the Insider is not otherwise permitted to trade in accordance with these Insider Trading Procedures.

7.        Gifts Subject to Same Restrictions as All Other Securities Trades. No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not otherwise permitted to trade in accordance with these Insider Trading Procedures unless such transfer is (i) to a 501(c)(3) “charitable organization” and (ii) has been approved by the Compliance Officer. Any request for approval of such transfer by an Insider must be submitted to the Compliance Officer in writing at least ten (10) days prior to the proposed execution of documents evidencing the proposed transfer. Any such transfer request submitted by an Insider will be considered by the Compliance Officer on a case-by-case basis.

8.        Hedging Transactions.   Hedging or monetization transactions are typically accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds[1]. Such hedging transactions would allow an Insider to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, an Insider may no longer have the same objectives as the Company’s other shareholders. As a result, Insiders are prohibited from engaging in any hedging transactions in the Company’s securities.

C.	TRADING WINDOWS

There are times when the Company or certain members of its Board of Directors or senior management may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company. Therefore, subject to limited exceptions, Insiders may trade in Company securities only during four (4) quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth in Section VI.D. As a further limitation, Insiders may not trade in Company securities if they are notified by the Compliance Officer that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development. Unless otherwise advised, the four quarterly trading windows consist of the periods that begin on the second (2nd) business day after the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end on the beginning of the sixteenth (16th) day of the last month of the then-current quarter. Insiders may be allowed to trade outside of a trading window in the following special circumstances:

1.        In accordance with the procedure for waivers described in Section IX; or

2.        Pursuant to a pre-approved Rule 10b5-1 Plan as described in Section VI.E.

D.	PRE-CLEARANCE PROCEDURES FOR APPROVING TRADES BY INSIDERS

1.        Insiders. No Insider may trade in Company securities until:

a.

the Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the pre-clearance function on the E*TRADE website.[2] If you are selling stock that is not included in your E*TRADE account, initiate your pre-clearance request using the Stock Transaction Request form attached to these Insider Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an E*TRADE request or Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

[1]

An exchange fund, also known as a swap fund, is an arrangement between concentrated shareholders of different companies that pools shares and allows an investor to exchange his or her large holding of a single stock for units in the entire pool's portfolio.

[2]

After you log into your E*TRADE account, click on Stock Plan -> Sell (or Stock Plan -> Exercise for stock option exercises), and a pop-up will appear with a link to submit a pre-clearance request. Click the “here” link in order to open a pre-populated email, where you will fill out information regarding your intended transaction.

b.	the Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that:

(i)	the Insider is not in possession of material, nonpublic information concerning the Company; and
(ii)	to the Insider’s best knowledge, the proposed trade(s) does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended; and

c.	the Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

2.         Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3.        No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by Insiders. The Compliance Officer may reject any trading request at his or her sole reasonable discretion.

4.        Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within three (3) business days or make a new trading request.

E.	EXEMPTION FROM CERTAIN TRADING RESTRICTIONS: PRE-APPROVED 10b5-1 PLAN

Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the Company’s trading windows, retirement plan blackout periods (if applicable) or pre-clearance procedures as described above, and Insiders are not required to complete an E*TRADE request or Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an opportunity for Insiders to establish arrangements to trade in Company securities outside the trading windows, even when in possession of undisclosed material information, provided that the transaction occurs pursuant to a Rule 10b5-1 Plan that came into existence before such Insider became aware of such material, nonpublic information.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or trading instructions must:

1.        satisfy the requirements of Rule 10b5-1, including that:

●	The Rule 10b5-1 Plan can only be established or amended at a time when the Insider does not possess material nonpublic information about the Company;

●

The Rule 10b5-1 Plan must include a “cooling off period” between establishment or modification and a transaction under that Rule 10b5-1 Plan. For Insiders who are directors or officers within the meaning of Section 16 of the Exchange Act, the “cooling off period” is the later of (a) 90 days following establishment or modification of the Rule 10b5-1 Plan, and (b) two business days following disclosure in the Form 10-K or Form 10-Q filed by the Company disclosing the Company’s financial results for the period in which the plan was established or modified, in all cases subject to maximum “cooling off period” of 120 days. For other Insiders, the “cooling off period” is 30 days following establishment or modification of the Rule 10b5-1 Plan. Consistent with guidance from the SEC, for this limited purpose it will not be considered a modification of a Rule 10b5-1 plan if the modification does not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a Rule 10b5-1 plan;

●

Other than in limited circumstances, Insiders may not at any one time have more than one Rule 10b5-1 Plan that covers all or a portion of the same time period. For clarity, this does not limit the ability of an Insider who adopts a Rule 10b5-1 Plan from engaging in the transactions described in Section VI.F.2;

●

No more than one Rule 10b5-1 Plan in any consecutive 12-month period be a single-trade plan or be designed to effect the purchase and sale as a single transaction and have the practical effect of requiring such result;

2.        be documented in writing;

3.        be established and only amended during a trading window or, if applicable, a period other than a retirement plan “blackout period”; and

4.        be pre-approved by the Compliance Officer.

Any modification of an Insider’s Rule 10b5-1 Plan (including any deviation or alteration with respect to the specified amount, price or timing of a purchase or sale) requires pre-approval by the Compliance Officer, As noted above, any modification may only occur during a trading window and while the Insider is not aware of material nonpublic information regarding the Company, and many modifications to a Rule 10b5-1 Plan will require a new “cooling off period”.

The Compliance Officer may refuse to approve a plan, arrangement or trading instruction as he or she deems appropriate including, without limitation, if he or she determines that such plan, arrangement or trading instruction does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a plan, arrangement or trading instruction. If the Compliance Officer does not approve an Insider’s plan, arrangement or trading instruction, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a plan, arrangement or trading instruction is approved.

F.	EXERCISE OF STOCK OPTIONS

The trading prohibitions and restrictions set forth in these Insider Trading Procedures do not apply to the exercise of an option to purchase securities of the Company. However, such a transaction is subject to the Section 16 current reporting requirements. Therefore, Insiders must comply with the post-trade reporting requirement described in Section VI.H. below for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to the above procedures and all other requirements of these Insider Trading Procedures. In particular, such securities may not be sold by Insiders except during a trading window, after authorization from the Compliance Officer has been received. Moreover, these Insider Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

G.	FORMER EMPLOYEES: POST-TERMINATION TRANSACTIONS

The trading prohibitions and restrictions set forth in these Insider Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

H.	POST-TRADE REPORTING

Insiders are required to report to the Compliance Officer any transaction (including transactions pursuant to a Rule 10b5-1 Plan) in securities of the Company by them or their Affiliated Persons no later than the end of the day in which the transaction occurs by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Insider Trading Procedures or providing the same information to the Compliance Officer via the E*TRADE email. Compliance by Insiders with this provision is imperative given the requirement of Section 16 of the Exchange Act that Insiders generally must report changes in beneficial ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

SECTION VII.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit gained or the loss avoided by the trading; pay the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of such violation, have purchased (where such violation is based on a sale of securities) or sold (where such violation is based on a purchase of securities) securities of the same class; pay civil penalties up to three times the profit made or loss avoided; pay a criminal penalty of up to $5,000,000; and serve a jail term of up to 20 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

B.	COMPANY DISCIPLINE

Violation of these Insider Trading Procedures, the Insider Trading Statement or federal or state insider trading laws may subject the person violating such policies or laws to disciplinary action by the Company up to and including termination and damages. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether these Insider Trading Procedures have been violated. The Company may determine that specific conduct violates these Insider Trading Procedures, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

SECTION VIII.	REPORTING OF VIOLATIONS

Any Insider who violates these Insider Trading Procedures, the Insider Trading Statement or any federal or state laws governing insider trading, or knows of any such violation by any director, officer or employee of the Company, must report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, if the Insider has reported it to the Compliance Officer and does not believe that he or she has dealt with it properly, or if the Insider does not feel that he or she can discuss the matter with the Compliance Officer, the Insider may raise the matter with the Chief Executive Officer of the Company.

SECTION IX.	WAIVERS

A waiver of any provision of these Insider Trading Procedures in a specific instance may be authorized in writing by the Compliance Officer or his or her designee, and any such waiver shall be reported to the Company’s Board of Directors.

SECTION X.	MODIFICATIONS

The Company may at any time change these Insider Trading Procedures or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. Notice of any such change will be delivered to Insiders by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee. An Insider will be deemed to have received, be bound by and agree to revisions of these Insider Trading Procedures when any such revision has been delivered to such Insider unless the Insider objects to any revision therein in a written statement received by the Compliance Officer within two (2) business days of such delivery.

SECTION XI.	QUESTIONS

Questions regarding these Insider Trading Procedures or the Company’s Insider Trading Statement are encouraged and may be directed to the Compliance Officer.

* * * * *

Failure to observe these Insider Trading Procedures and the Insider Trading Statement could lead to significant legal problems, and could have other serious consequences, including termination of employment or consultancy, as applicable, and damages.

Approved: July 25, 2023

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Statement”) and the Insider Trading Procedures (the “Insider Trading Procedures” and, together with the Insider Trading Statement, the “Insider Trading Policy”) of LeMaitre Vascular, Inc. (the “Company”). I also understand and agree that I will be subject to sanctions, including termination and damages, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Date:	Signature:
Name:
(Please Print)
Title:

Pursuant to LeMaitre Vascular, Inc.’s Insider Trading Procedures (the “Insider Trading Procedures”), I hereby notify LeMaitre Vascular, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name: _________________________________________

INTENT TO PURCHASE
Number of shares: __________________________
Intended trade date: __________________________
Means of acquiring shares:	☐	Purchase through a broker on the open market

	☐	Other (please specify): ___________________________________________________________

INTENT TO SELL
Number of shares: __________________________
Intended trade date: __________________________
Means of selling shares:	☐	Sale through a broker on the open market

	☐	Other (please specify): ___________________________________________________________

CERTIFICATION
I hereby certify that (i) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, (ii) to the best of my knowledge, the proposed trade(s) listed above does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended, and (iii) I am not purchasing any securities of the Company on margin in contravention of the Company’s Insider Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination and damages.

Insider’s Signature	Date

AUTHORIZED APPROVAL

Signature of Compliance Officer (or designee)	Date

CONFIRMATION OF TRANSACTION
I hereby confirm that the transaction(s) requested above was (were) executed as follows:

☐	Purchase of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of purchase:	_______

☐	Sale of shares: *Number of shares:	_______	Price per share:	_______	Date and approximate time of sale:	_______

	Insider’s Signature				Date

Signature	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.